Exhibit 9(d)

                        CitiFunds Tax Free Income Trust
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                               September 14, 1998

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110

     Re:  CitiFunds Tax Free Income Trust - Transfer Agency and Service
          Agreement

Ladies and Gentlemen:

     This letter serves as notice that CitiFunds California Tax Free Income Portfolio (the "Fund") is added to the list of series of CitiFunds Tax Free Income Trust (the "Trust") to which State Street Bank and Trust Company ("State Street") renders services as transfer agent pursuant to the terms of the Transfer Agency and Service Agreement dated as of September 8, 1986 (the "Agreement") between the Trust and State Street.

     Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreement.


                                    CITIFUNDS TAX FREE INCOME TRUST

                                    By:    Philip W. Coolidge

                                    Title: President

Acknowledgment:

STATE STREET BANK AND TRUST COMPANY

By:     Ronald E. Logue

Title:  Executive Vice President